FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the First Quarter 2009

April 13, 2009, Frederick, MD --- Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2009, the Company recorded net income of $45,000 and diluted earnings per share of $0.03, as compared to net income of $300,000 and diluted earnings per share of $0.20 recorded for the first quarter of 2008.  The decline in earnings was due primarily to an increase in the provision for loan losses in 2009 to $400,000 from the $120,000 recorded in the first quarter of 2008.  The increase in the provision followed an increase in net loan charge-offs during the period primarily due to two loan relationships.  Management also recognizes that continued economic weakness during 2009 necessitates a higher level of reserves. While the Company does not engage in high risk lending and has no concentrations of credit to any one industry, its loan portfolio quality reflects prevailing local economic conditions.  The ratio of the allowance for loan losses to total loans stood at 1.36% and 1.17% as of March 31, 2009 and 2008, respectively.

The Company also reported that, as of March 31, 2009, assets stood at $259.7 million, with total deposits of $221.6 million and gross loans of $208.2 million, representing decreases of 1.3%, 1.2% and 1.0 respectively, compared to the first quarter of 2008.  The Company’s slight contraction in asset, deposit and loan totals reflects management’s decision to limit balance sheet growth, thereby strengthening its capital position in anticipation of continued economic uncertainty.

The Company’s performance for the quarter ended March 31, 2009 reflects the unprecedented economic challenges that our nation and region are facing as well as the strain on the banking industry as it confronts margin and asset valuation pressures.  Management has taken decisive action to control expenses, improve net interest margin and mitigate potential loan losses.  At the same time, the Company’s balance sheet has been conservatively managed, with its capital, liquidity and allowance for loan losses all maintained at strong levels.
Management believes that the Company is positioned not only to meet the challenges of an economy in recession, but also to renew a growth strategy as market conditions improve.

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation.  The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.  Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of September 30, 2008 and the top Five Star Rating from Bauer Financial, Inc., as of December 31, 2008.

	March 31,	March 31,	December 31,
	2009	2008	2008
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$259,698	$263,235	$254,562
Cash and due from banks	893	4,282	808
Federal funds sold and other overnight investments	24,612	16,886	15,247
Investment securities - available for sale	19,654	24,936	20,040
Restricted stock	1,611	1,479	1,599
Loans, net	205,393	207,809	208,720
Deposits	221,629	224,396	216,883
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	20,793	20,109	20,612

SELECTED FINANCIAL DATA
	Three Months Ended
	March 31,
	2009	2008
(dollars in thousands, except per share data)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,464	$4,016
Interest expense	1,464	1,990
Net interest income	2,000	2,026
Provision for loan losses	400	120
Net interest income after provision for loan losses	1,600	1,906
Gain (loss) on sale of foreclosed properties	(32)	15
Noninterest income (excluding gains (losses))	140	137
Noninterest expense	1,683	1,646
Income before provision for income taxes	25	412
Provision for income tax (benefit) expense	(20)	112
Net income	45	300

PER COMMON SHARE DATA:
Basic earnings per share	$0.03	$0.21
Diluted earnings per share	$0.03	$0.20
Basic weighted average number of shares outstanding	1,460,802	1,460,602
Diluted weighted average number of shares outstanding	1,481,419	1,509,048
Common shares outstanding	1,460,802	1,460,602
Book value per share	$14.23	$13.77

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.07%	0.47%
Return on average equity	0.86%	5.99%
Allowance for loan losses to total loans	1.36%	1.17%
Nonperforming assets to total assets	0.43%	0.62%
Ratio of net charge-offs to average loans	0.32%	0.14%
Average equity to average assets	8.14%	7.76%

Weighted average yield/rate on:
Loans	6.18%	6.91%
Interest-earning assets	5.66%	6.58%
Interest-bearing liabilities	2.95%	3.93%
Net interest spread	2.70%	2.65%
Net interest margin	3.30%	3.37%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, (240) 529-1507

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